AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                THE ARIELLE CORP.

                                       AND

                              METHOD PRODUCTS CORP.











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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER by and between The Arielle Corp., a Delaware corporation, ("AC") and Method Products Corp., a Florida corporation, ("MPC").

         WHEREAS, the Boards of Directors of AC and MPC, deem it advisable for the mutual benefit of AC and MPC, and their respective shareholders, that MPC be merged into AC (the "Merger"), and have approved this Agreement and Plan of Merger (the "Agreement"); and

         WHEREAS, the Boards of Directors of AC and MPC have unanimously resolved to recommend to their shareholders acceptance of the Merger contemplated herein.

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, MPC and AC hereby agree as follows:

                                    ARTICLE 1
                             MERGER AND ORGANIZATION

         SECTION 1.1 The Merger. As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof, MPC shall be merged with and into AC as soon as practicable through AC's acquisition of 100% of MPC's issued and outstanding shares of Common Stock in exchange for shares of Common Stock of AC, the surviving entity (the "Surviving Entity"). Immediately after consummation of the Merger, the Surviving Entity shall be and continue as the public entity, and shall have issued and outstanding 7,791,521 shares of common stock: 7,135,521 (representing 91.6% of the Surviving Entity) to be held by former MPC stockholders in proportion to the amount that each of said shareholders previously held shares of common stock of MPC; 156,000 shares representing 2% of the surviving entity to be held by Schonfeld & Weinstein, L.L.P., and 500,000 (representing 6.5% of the Surviving Entity) to be held by current AC stockholders in the same proportions as currently held shares. AC and MPC are herein sometimes referred to as the "Constituent Corporations." The Merger is to be done in such a manner as to be tax-free to all parties involved.

         SECTION 1.2. Effect of Merger. The parties agree to the following provisions with respect to the Merger:

               (a) Name of Surviving Corporation. After the Merger and Effective Date (as defined in Section 1.2(e) hereof), the name of the Surviving Entity shall become Method Products Corp.

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               (b) Articles of Incorporation. The Articles of Incorporation of
AC as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the Articles of Incorporation of the Surviving Entity until changed or amended as provided.

               (c) By-Laws. The By-Laws of AC as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Entity until changed or amended as provided by law.

               (d) Corporate Organization. All of the issued and outstanding shares of common stock of MPC shall be acquired by AC. The Surviving Entity shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations, with the effect set forth in the appropriate provisions of Delaware law and the appropriate provisions of Florida law.

                  (e) Filing of Articles of Merger and Amendment to Articles of Association. If this Agreement is duly approved by each of the Constituent Corporations in accordance with the appropriate provisions of Delaware law and the appropriate provisions of Florida law and the respective Articles or Certificate of Incorporation and By-laws of the Constituent Corporations and not terminated pursuant to Article 8 hereof, and approved by the shareholders of AC pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), as soon as practicable after all other conditions to the Merger set forth in Article 6 hereof shall have been satisfied or waived, and after AC's Post-Effective Amendment filed pursuant to Rule 419 has been declared effective by the Securities and Exchange Commission and AC 's shareholder reconfirmation has been successfully completed and the closing of this Agreement (the "Closing") has taken place, the Merger shall be consummated and Articles of Merger, to which this Agreement shall be appended, shall be filed with the appropriate Florida governmental agency and an amendment to AC's Articles of Association shall be filed with the Delaware Secretary of State ( the "Effective Date"). The Closing of this Agreement shall take place at the offices of Schonfeld & Weinstein, L.L.P., 63 Wall Street, New York, New York 10005, or at such other time, place or date as the parties may mutually agree.

                  (f) Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.



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               (g) Upon consummation of the Merger, the current officers and directors of AC shall resign, and a minimum of three (3) directors shall be appointed to the Surviving Entity, which directors shall nominate officers of the Surviving Entity, subject to shareholder approval. The certificate of incorporation shall be amended to change the name of The Arielle Corp. to Method Products Corp.

                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.1 Conversion of Shares in the Merger.

               (a) Issuance of New Shares. On the Effective Date, and upon the acquisition of 100% of all shares of Common Stock of MPC, AC shall issue 7,135,521 shares of its authorized common stock to former MPC share holders, in the same proportion said share holders held shares of common stock of MPC. 156,000 shares representing 2% of the total amount issued after the merger shall be issued to S&W. AC shareholders shall continue to hold 500,000 shares of AC common stock, 100,000 of which shall be held by purchasers of AC's initial public offering, and 400,000 of which shall be held by the inside shareholders of AC or their designees. Thus, after the Effective Date the Surviving Entity shall have 7,791,521 shares of common stock issued and outstanding.

               (b) 10% of the 7,791,521 shares or 779,152 shares of common stock which are to be issued to MPC's shareholders shall be held in escrow by S&W and released to the shareholders of MPC only if MPC obtains sales of a minimum of $5,000,000 in the first complete fiscal year following the completion of the AC merger. In the event MPC does achieve such sales, these escrowed shares shall be released to MPC shareholders on the date such $5,000,000 sales is achieved within the first fiscal year on a pro rata basis. If MPC fails to obtain these sales, the 779,152 shares shall be returned to treasury.

         SECTION 2.2 Further Transfer of Stock. The former MPC stockholders may distribute their shares of the Surviving Entity as they determine in accordance with any and all applicable state and federal securities laws, and shall provide counsel to AC with a list at the time of closing for delivery to the transfer agent.

         SECTION 2.3 Release of Shares and Funds from Escrow. Pursuant to Rule 419, certificates representing the shares of Common Stock purchased in AC's initial public offering which offering was declared effective by the United States Securities and Exchange Commission on April 5,1999, as well as the funds



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used to purchase said shares, are being held in escrow pending consummation of a
Merger (the "Deposited Securities" and the "Deposited Funds," respectively). AC has eighteen (18) months in which to consummate a Merger. If a Merger is not consummated within that time, the Deposited Securities and Deposited Funds shall be returned to AC and AC shareholders, respectively. Pursuant to Rule 419, Deposited Securities shall be released to shareholders and Deposited Funds released to AC following effectiveness of a Post-Effective Amendment and a reconfirmation offering pursuant to which AC shareholders representing a minimum of 80% of the offering proceeds of AC 's initial public offering ($28,000) reconfirm their investments.

         SECTION 2.4 Surrender of Certificates. (a) AC has designated Transfer On Line, as Transfer Agent (the "Transfer Agent") hereunder. Immediately following effectiveness of the Post-Effective Amendment and shareholder reconfirmation offering, the Transfer Agent shall have mailed and/or made available to each AC shareholder and each former MPC shareholder notice and letter of transmittal advising such holder of the effectiveness of the Post-Effective Amendment and shareholder reconfirmation, and the procedure for surrendering MPC stock to the Transfer Agent. MPC shall immediately turn in MPC common stock certificates to the Transfer Agent. Upon the surrender to the Transfer Agent of such certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, the Transfer Agent shall promptly convert and issue an aggregate of 7,012,369 shares of AC common stock to former MPC shareholders in exchange for 100% of the authorized and outstanding shares of MPC. An additional 779,152 shares shall be held in escrow until the merged entity achieves a minimum of $5,000,000 in the first complete fiscal year after consummating the merger. If such sales are achieved, the shares shall be released to all of the shareholders of MPC as of the date of this agreement on a pro rata basis. Until so surrendered and exchanged, each certificate theretofore representing shares shall represent in the case of Dissenter's Shares, the right to seek appraisal pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected).

               (b) At the Effective Date each holder of AC common stock issued before the Effective Date, including those 100,000 shares held in escrow pursuant to Rule 419, shall surrender his/her stock certificate to the Transfer Agent and the Transfer Agent shall issue such holder one share of the Surviving Entity's common stock for each share of AC common stock held before the Merger.


         SECTION 2.5 Transfer Agent. Prior to the Offering, AC shall have made such arrangements to insure that an adequate number of its shares of Common Stock have been deposited with the Transfer Agent as necessary in sufficient time to permit prompt distribution against surrender of MPC stock certificates as provided hereunder.



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                                    ARTICLE 3

               ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

         SECTION 3.1 Confidentiality; Inconsistent Activities. Unless and until this Agreement has been terminated in accordance with its terms , neither MPC nor AC will (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire any shares of capital stock of MPC or AC or any significant portion of the total assets of either Constituent Corporation or any subsidiary or division of either of the Constituent Corporations (whether by merger, purchase of assets, tender offer or other similar transaction); (ii) afford any third party which may be considering the acquisition of any shares of capital stock of MPC or AC or any significant portion of the total assets of either Constituent Corporation, access to the properties, books or records of either Constituent Corporation except as required by mandatory provisions of law; or
(iii) enter into any discussions or negotiations for, or enter into any agreement which provides for, the sale of any shares of capital stock of MPC or AC or any significant portion of the total assets of MPC or AC to a person other than in connection with the transactions contemplated herein.

         SECTION 3.2 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

         SECTION 3.3 Conduct of Business by Each of the Constituent Corporations Pending the Merger. MPC and AC covenant and agree that, prior to the Effective Date, unless MPC or AC, respectively, shall otherwise agree in writing and except as contemplated by this Agreement:

                  (a) The business of each of the Constituent Corporations shall be conducted only in the ordinary and usual course and consistent with its past practice, and except in the ordinary course of business neither MPC nor AC shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in the operations of MPC or AC, respectively, taken as a whole;

                  (b) Neither Constituent Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 2 hereof, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property, except as designated herein;

               (c) Neither Constituent Corporation shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing, except as stated in Section 2.1 of this Agreement and in Exhibit A attached hereto.



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               (d) Each Constituent Corporation shall use its best efforts to preserve intact its business organizations, to keep available the services of it and its current officers and key employees, and to preserve the good will of those having business relationships with it.

               (e) MPC and AC will not (i) increase the compensation payable or to become payable by it to any of its officers or directors, (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees, (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion, (iv) make any change in the compensation to be received by any of its officers, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of MPC or AC, respectively, with respect to the performance of personal services that is not terminable without liability by it on thirty days' notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

               (f) Neither MPC nor AC shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

               (g) Neither MPC nor AC shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

               (h) Neither MPC nor AC shall reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement; and

               (i) Neither MPC nor AC shall enter into an agreement to do any of the things described in clauses (a), (b), (c), (e), (f), (g) and (h).



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      SECTION 3.4 Access and Information.

               (a) MPC shall afford to AC and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of MPC and, during such period, MPC shall furnish promptly to AC (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of MPC that may reasonably be requested. In the event of the termination of this Agreement, AC will, and will cause its representatives to, deliver to MPC all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from MPC as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, AC will deliver to MPC all documents so obtained by it.

               (b) AC shall afford to MPC and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of AC and, during such period, AC shall furnish promptly to MPC (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of AC that may reasonably be requested. In the event of the termination of this Agreement, MPC will, and will cause its representatives to, deliver to AC all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from AC as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, MPC will deliver to AC all documents so obtained by it.


         SECTION 3.5 Notice of Actions and Proceedings. MPC shall promptly notify AC, and AC shall promptly notify MPC of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting MPC or AC or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, of MPC or AC which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.4 hereof or which relates to the consummation of the Merger or the transactions contemplated hereby.

         SECTION 3.6 Notification of Other Certain Matters. MPC shall give prompt notice to AC, and AC shall give prompt notice to MPC of:



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               (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by MPC or AC subsequent to the date of this Agreement and prior to the Effective Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of MPC or AC taken as a whole to which MPC or AC is a party or is subject;

               (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

               (c) AC shall advise MPC of all SEC correspondence and oral comments and shall supply MPC with copies of the correspondence and substance of any oral comments; and

               (d) any material adverse change in the financial condition, properties, businesses or results or operations of MPC or AC, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

      SECTION 3.7 Stockholder Meeting of MPC. MPC shall, at a meeting of its stockholders duly called by the Board of Directors of MPC to be held as soon as practicable following execution of this Agreement, or by written consent by the majority stockholders' if so permissible pursuant to Florida Law, the following proposals for the authorization and approval of the stockholders of MPC and recommend their adoption by the stockholders:

               a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein.

      SECTION 3.8 Filing of Post-Effective Amendment. Upon signing this Merger Agreement and shareholder approval pursuant to a special meeting of shareholders, AC shall promptly file with the Securities and Exchange Commission a Post-Effective Amendment reflecting the Merger as required by Rule 419.

      SECTION 3.9 Reconfirmation Offering. Within five (5) days of effectiveness of the Post-Effective Amendment, AC shall issue a reconfirmation offering to its shareholders. Pursuant to Rule 419, the Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds of AC's initial public offering ($28,000) elect to reconfirm their investments.



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      SECTION 3.10 Other Agreements of AC. AC shall file with the SEC any appropriate statements or requirements within the Securities Exchange Act of 1934, as amended, with respect to the Merger, obtain any consents, amendments to or waivers under the terms of any of AC 's arrangements required by the transactions contemplated by this Agreement, and defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated hereby (provided that the maximum amount that AC shall be required to spend on such lawsuits or proceedings shall be $5,000 in the aggregate).

      SECTION 3.11 AC Stockholder Consent. AC shall obtain written consent of two-thirds of its shareholders to take the following actions:

               a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein;

               b) issuance of 7,012,369 shares of AC common stock to former MPC shareholders;

               c) issuance of 779,152 shares of AC common stock to be held in escrow pending minimum sales of $5,000,000 by the surviving entity during the first fiscal year after consummation of this merger;

               d) issuance of 156,000 shares of AC common stock to Schonfeld & Weinstein, L.L.P.

               e) the tender of resignations of the directors of AC, whose resignations are contingent on the consummation of this merger, and which shall occur on the Effective Date.





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                                    ARTICLE 4

                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AC

      AC represents and warrants to, and agrees with MPC as follows:

      SECTION 4.1 Organization and Good Standing. AC is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business.

      SECTION 4.2 Authorization; Binding Agreement. AC has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by AC, and subject to any requisite approval of the Merger by the shareholders of AC, including a shareholder reconfirmation pursuant to Rule 419, constitutes a valid and binding agreement of AC in accordance with its terms.

      SECTION 4.3 Capitalization. The authorized capital stock of AC consists of 20,000,000 shares of common stock, par value $.0001 per share. Between October 13, 1997 and March 30, 1998 AC issued 400,000 shares of Common Stock to four (4) inside shareholders at $.05 per share. On April 15, 1998, three shareholders each transferred 5,000 shares to Allen S. Frankel. AC's public offering, whereby 100,000 shares of Common Stock were sold at $.35 per share, closed on October 5, 1999. As of the date hereof, 500,000 shares of common stock are outstanding, 100,000 of which are currently held in escrow. All of the outstanding non-escrowed shares of capital stock of AC have been duly authorized and validly issued and are fully paid and nonassessable. AC is not aware of any voting trusts, voting agreements or similar understandings applicable to the Shares. AC does not have any outstanding options, subscriptions or other rights, agreements or commitments, which either; (a) obligates AC to issue, sell or transfer any shares of the capital stock of AC or (b) restricts the transfer of or otherwise relates to the shares of its Common Stock, except for the 100,000 shares of common stock currently held in escrow pending consummation of a business combination pursuant to Rule 419.

         SECTION 4.4 Litigation. Except as may be disclosed in the SEC Filings (as defined in Section 4.5 hereof), or to MPC in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of AC, threatened against AC or to the best of AC knowledge, pending or threatened against AC or any AC employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of AC. As of the date hereof, neither AC nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of AC.


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      SECTION 4.5 Financial Statements and Reports. AC has provided MPC with true and complete copies of (a) AC's most recent audit, (b) copies of AC 's Registration Statement on Form SB-2 and Prospectus which was declared effective by the SEC on April 5, 1999, (c) all other reports, statements and registration statements filed by it with the SEC since April 5, 1999. The reports, statements and registration statements referred to in the immediately preceding sentence including any that are filed subsequent to the date hereof and prior to the effective date are referred to in the Agreement as the "SEC Filings." As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements of AC included in the SEC Filings were prepared by an independent certified public accountant in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of AC as of the dates and for the periods indicated subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. On the Effective Date, AC will have approximately $31,500, consisting of the proceeds from AC's initial public offering, currently held in escrow.

      SECTION 4.6 Absence of Certain Changes or Events. Except as set forth in the SEC Filings, or as disclosed to MPC in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of and its subsidiaries taken as whole; and (b) AC has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

      SECTION 4.7 Absence of Breach. Except as may be disclosed to MPC in writing on or prior to the date hereof, the execution, delivery and performance by AC of this Agreement, and the performance by AC of its obligations hereunder, will not

               (a) subject to the appropriate approval by AC's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

               (b) subject to obtaining the governmental and other consents referred to in Section 4.8 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on AC;



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               (c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or (iv) conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which AC is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on AC.

      SECTION 4.8 Governmental and Other Consents, etc. Subject to the requisite shareholder approval and any required filings with the Securities and Exchange Commission, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of AC is required in connection with the execution or delivery by AC of his Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Delaware in accordance with state law thereof,
(ii) filings under state securities "Blue Sky" or anti-takeover laws and (iii) filings with the SEC and any applicable national securities exchange.

      SECTION 4.9 Benefits Plans. Except as disclosed in the SEC Filings or as disclosed in writing to MPC before the date hereof, AC does not have any employment agreement with any executive officer of AC or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

      SECTION 4.10 Certain Contracts. Except as disclosed in the SEC Filings or as disclosed in writing to MPC on or prior to the date hereof, AC is not a party to any collective bargaining agreement or any other agreement with employees of AC or any of the subsidiaries as a group.

      SECTION 4.11 ERISA. AC has no employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      SECTION 4.12 Transactions With Management. Except as disclosed in the SEC Filings or to MPC in writing on or before the date hereof, AC is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding Common Stock of AC or any subsidiary of AC or any affiliate or associate of such officer, director or person.

                                    ARTICLE 5

                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF MPC

      MPC, represents and warrants to, and agrees with AC as follows:

      SECTION 5.1 Organization and Good Standing. MPC is a duly incorporated and validly existing corporation in good standing under the laws of the State of Florida, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses.

      SECTION 5.2 Authorization; Binding Agreement. MPC has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by MPC and constitutes a valid and binding agreement of MPC in accordance with its terms.

      SECTION 5.3 Absence of Breach. The execution, delivery and performance by MPC of this Agreement, and the performance by MPC of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on MPC, (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which MPC is a party or by which MPC properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on MPC.

      SECTION 5.4 Governmental and Other Consents, etc. Subject to the requisite Board of Directors approval, no material consent, approval or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of MPC is required in connection with the execution delivery by MPC of this Agreement or the consummation by MPC of the transaction contemplated hereby other than (i) filings in the state of Delaware in accordance with the laws of that state and in Florida in accordance with the laws of that state, thereof, (ii) filings under state securities "Blue Sky" or anti-takeover laws, and (iii) filings with the SEC and any applicable national securities exchange.

      SECTION 5.5. Financial Statements. MPC shall provide AC with certified consolidated financial statements for the past two fiscal years (including the notes thereto) which have been prepared by an independent certified public accountant in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and which present fairly the consolidated financial position, results of operations and changes in financial position of MPC.

         SECTION 5.6. Capitalization. MPC will have at closing a capitalization of a minimum of $1,000,000.00.

      SECTION 5.7 Litigation. Except as may be disclosed to AC in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of MPC, threatened against MPC or to the best of MPC knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of MPC. As of the date hereof, neither AC nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of MPC.

      SECTION 5.8 Absence of Certain Changes or Events. Except as disclosed to AC in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of AC and its subsidiaries taken as whole; and (b) MPC has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

                                    ARTICLE 6

                                   CONDITIONS

      SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

               (a) This Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the shareholders of each company as required by applicable law;

               (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Merger shall be in effect;

      SECTION 6.2 Conditions to Obligation of MPC to Effect the Merger. The obligation of MPC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions any one or more of which (except Section 6.2(h) and (i)) may be waived by AC:

               (a) MPC shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 5.5 herein;

               (b) MPC shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the surrender of 100% of its issued and outstanding common stock to AC upon AC's issuance of an aggregate of 7,135,521 shares of its common stock to MPC, of which 779,152 shares shall remain in escrow pursuant to this merger agreement;

               (c) the representations and warranties of MPC set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement.

               (d) MPC shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs (a), (b) and (c) of this Section 6.2;

               (e) MPC shall have delivered to AC copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary;

               (f) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

               (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Merger shall be in effect;

               (h) MPC acknowledges that the Post-Effective Amendment filed with the SEC after this Agreement is signed must be declared effective by the SEC and the shareholder reconfirmation offering contained therein shall have been approved by investors representing a minimum of 80% of the proceeds of AC's initial public offering, i.e., $28,000;

               (i) The capitalization of MPC at the closing will be at least $1,000,000.

               (j) Opinion of Counsel to MPC. AC shall have received an opinion dated the effective date of this Merger by counsel to MPC, satisfactory to AC, in substantially the following form:

               i) MPC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

               ii) The execution and delivery by MPC of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of MPC's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to MPC, or its properties or assets;

               iii) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of MPC, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

               iv) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against MPC or affecting MPC or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

               (k) Tax Opinion. MPC shall have received an opinion of its tax counsel, advisor or accountant that the Merger to be consummated by the terms of this Agreement qualifies as a tax-free reorganization as defined under the Internal Revenue Code of 1986, as amended.


      SECTION 6.3 Conditions to the Obligation of AC to Effect the Merger. The obligation of AC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which may be waived by MPC:

               (a )AC shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 4 5 herein;

               (b) AC shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the issuance by AC of an aggregate of 7,135,521 shares of its common stock to MPC, of which 779,152 shares shall remain in escrow pursuant to this merger agreement upon the surrender by MPC of 100% of its issued and outstanding common stock to AC

               (c) The representations and warranties of AC set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

               (d) Except to the extent such consents are not required at the Effective Date, AC shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 5.4;

               (e) AC shall have delivered a certificate of its President to the effect set forth in paragraph (a) of this Section 6.3;

               (f) AC shall have delivered to MPC copies of resolutions duly adopted by the Board of Directors of AC approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of AC;

               (g) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement; and

               (h) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Merger or materially and adversely affects the business, financial condition, or operations of AC shall be in effect.

               (i) Shareholder Approval. The shareholders of AC upon the Effective Date of this Merger will have duly approved the Merger, and the issuance of 7,135,521 additional shares of AC common stock, pursuant to a reconfirmation offering in which shareholders representing a minimum of $28,000 of the proceeds from AC's initial public offering elect to reconfirm their investment.

               (j) Opinion of Counsel to AC. MPC shall have received an opinion dated the effective date of this Merger by Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005, counsel to AC, satisfactory to MPC, in substantially the following form:

               i) AC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

               ii) The execution and delivery by AC of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of AC's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to AC, or its properties or assets;

               iii) The authorized capitalization of AC consists of 20,000,000 shares of common stock, par value $.0001 per share. As of the date of this Agreement, there are 500,000 shares of common stock issued and outstanding, including the 100,000 shares being held in escrow pending consummation of the Merger, as per Rule 419. As of the Effective Date, after the issuance of 7,135,521 to MPC (779,152 of which will be held in escrow pursuant to this merger), and 156,000 shares to S&W, there will be 7,791,521 shares of AC outstanding;

               iv) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of AC, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

               v) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against AC or affecting AC or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

               k) Net Cash. AC shall have net cash, including the Deposited Funds, of $31,500 on the Effective Date.

               l) Release of Deposited Funds. On the Effective Date, the Deposited Funds held in escrow from AC 's initial public offering shall be released to AC. AC shall then immediately deposit these funds, plus any additional funds held by AC, into a trust account with Schonfeld & Weinstein, L.L.P. to be disbursed to the Surviving Entity.

               m) AC shall amend Section 9 of its By-Laws and obtain approval thereof to provide for corporate action without a shareholders meeting upon the written consent of a majority of the shareholders entitled to vote thereon.

      SECTION 6.4 Waiver of Condition; Right to Proceed. Unless stated otherwise herein, if any of the conditions to the obligations of MPC and AC specified in Sections 6.2 and 6.3 hereof has not been satisfied (excluding Sections 6.2(h) and (i) and 6.2(g)), MPC or AC, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Merger (subject to satisfaction of the other conditions contained herein, unless also waived).

                                    ARTICLE 7

                              RULE 419 REQUIREMENTS

      SECTION 7.1 Merger Criteria. Pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), the fair market value of MPC must represent at least 80% of the maximum offering proceeds of AC 's initial public offering, i.e., MPC's fair market value must be at least $28,000 (80% x $35,000). If the fair market value of MPC is determined by AC to be less than $28,000, this Agreement shall terminate immediately.

      SECTION 7.2 Post-Effective Amendment. Once the Merger Agreement has been executed, AC shall update its registration statement with a Post-Effective Amendment. The Post-Effective Amendment shall contain updated information concerning AC and information about MPC and its business, including audited financial statements and the results of AC's initial public offering. The Post-Effective Amendment shall also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer shall include certain prescribed conditions which must be satisfied before Deposited Securities can be released from escrow. If the Post-Effective Amendment is not declared effective by the Securities and Exchange Commission and/or the reconfirmation offering is not complete within 18 months of the date of effectiveness of AC's initial public offering (October 5, 2000), this Agreement shall terminate automatically.

      SECTION 7.3 Reconfirmation Offering. The reconfirmation offer must commence after the effective date of the Post-Effective Amendment. Pursuant to Rule 419, the terms of the reconfirmation offer shall include the following conditions:

               (a) The prospectus contained in the Post-Effective Amendment will be sent to each investor whose securities are held in the Escrow Account within 5 business days after the effective date of the Post-Effective Amendment;

               (b) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the Post-Effective Amendment to notify AC in writing that the investor elects to remain an investor;

               (c) If AC does not receive written notification from any investor within 20 business days following the effective date of the Post-Effective Amendment, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in escrow on such investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means;

               (d) The Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds ($28,000) elect to reconfirm their investment;

               (e) If the Merger has not been consummated by October 5, 2000 (18 months from the date of the prospectus), the Deposited Funds held in escrow shall be returned to all investors on a pro rata basis within 5 business days by first class mail or other equally prompt means, and this Agreement shall be declared null and void;

      SECTION 7.4 Release of Deposited Funds and Deposited Securities. The Deposited Funds and Deposited Securities may be released to AC and the investors in AC 's initial public offering, respectively, after:

               (a) The Escrow Agent has received a signed representation from AC and any other evidence acceptable by the Escrow Agent that:

               (i) AC has executed an agreement for Merger of a business for which the par value of the business represents at least 80% of the maximum offering proceeds and has filed the required Post-Effective Amendment;

               (ii) The Post-Effective Amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and AC has satisfied all of the prescribed conditions of the reconfirmation offer.

               (b) The Merger of a business with the fair value of at least 80% of the maximum proceeds is consummated.

                                    ARTICLE 8

                                   TERMINATION

      SECTION 8.1 Board Action. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of AC and MPC.

      SECTION 8.2 Certain Dates. In the event that AC shall not have received certified financial statements from MPC and/or this Agreement is not executed by both parties by January 5, 2000, this Agreement may be terminated by either party upon written notice, whether before or after approval of the Merger thereof by the holders of the requisite number of shares of AC. This Agreement shall terminate automatically if the Merger has not been consummated by October 5, 2000, eighteen (18) months from the effective date of AC's initial public offering, which consummation includes a declaration of effectiveness by the Securities and Exchange Commission of AC's Post-Effective Amendment and successful completion of a shareholder reconfirmation offering, pursuant to which shareholders representing less than 80% of the proceeds from AC's initial public offering vote to reconfirm their investments.

      SECTION 8.3 Audited Financial Statements. In the event that MPC's audited financial statements are materially and adversely inconsistent with the MPC unaudited financial statements contained herein, AC shall have the right to unilaterally terminate this Agreement by the Board of Directors of AC notifying MPC and its counsel, Kipnis, Tescher, Lippman and Valinsky, of such termination. Such notice shall be sent to MPC and its United States counsel prior to the Effective Date.

      SECTION 8.4 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 9.2 hereof.


                                    ARTICLE 9

                               GENERAL AGREEMENTS

      SECTION 9.1 Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

      SECTION 9.2 Funds. Each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. After the consummation of the Merger, all expenses will be incurred by the Surviving Entity.

      SECTION 9.3 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall survive the consummation of the Merger.

      SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

(a)  If to AC, to:
      David Kass
      26 Aerie Road
      North Hills, New York 11030

With a copy to:


Joel Schonfeld, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York  10005


(b)  If to MPC, to:
      Mark Antonucci
      1301 West Copans Road
      Suite F-1
      Pompano Beach, Florida 33064


With a copy to:
Jay Valinsky, Esq.
Kipnis, Tescher, Lippman and Valinsky
100 NE 3rd Avenue, Suite 610
Fort Lauderdale, Florida 33301

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.


      SECTION 9.5 Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and
(c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by New York law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of MPC and AC.

      SECTION 9.6 Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

      SECTION 9.7 Brokers. MPC and AC represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, except as stated herein or elsewhere in writing.

      SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

      SECTION 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

      SECTION 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                          COUNTERPART SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                                THE ARIELLE CORP.

                                       AND

                              METHOD PRODUCTS CORP.


      IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the ____ day of __________, 2000


                        THE ARIELLE CORP.



                             By:
                                -------------------
                                President




                        METHOD PRODUCTS CORP.



                             By:
                                -------------------
                                President